UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 18, 2016

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate office, 107 West Franklin Street, Elkhart, Indiana, on Wednesday, May 18, 2016 at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect eight directors to the Board of Directors to serve until the 2017 Annual Meeting of Shareholders;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2016;

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers for fiscal year 2015 as disclosed in the Proxy Statement (a “Say-on-Pay” vote); and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2016 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting, if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting, if you desire. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

By Order of the Board of Directors,

/s/ Andy L. Nemeth
Andy L. Nemeth Secretary

April 26, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 18, 2016.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2015 are available on Patrick Industries, Inc.'s website at www.patrickind.com under “Investor Relations”. You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

Table of Contents

Voting Information	1

Proposals of Shareholders	2

Proposal 1 – Election of Directors	3

2015 Non-Employee Director Compensation	4

Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm	6

Independent Public Accountants	6

Audit Committee Report	7

Proposal 3 – Advisory Vote on Executive Compensation	8

Security Ownership of Certain Beneficial Owners and Management	9

Corporate Governance	10

Executive Compensation	15

Compensation Committee Report	33

Related Party Transactions	34

Householding of Annual Meeting Materials	35

Other Matters	35

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 18, 2016
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 26, 2016, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held on May 18, 2016 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by (i) written notice to the Secretary of the Company, (ii) requesting to vote in person at the Annual Meeting, or (iii) submitting a later-dated proxy by mail, Internet, or telephone. To revoke a proxy by telephone or the Internet, you must do so by 11:59 p.m. Eastern Time, on May 17, 2016.

If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.

Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2015, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum. As of the close of business on March 24, 2016, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 15,212,412 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.

A shareholder may, with respect to the election of directors, (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee. With respect to Proposal 2 (Ratification of Independent Public Accounting Firm) and Proposal 3 (Advisory Vote on Executive Compensation or “Say-on-Pay”), a shareholder may vote for, against or abstain. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine. However, a broker cannot vote shares held in street name on matters designated as non-routine unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 because the ratification of the appointment of the Company’s independent registered public accounting firm is considered a routine matter. Each of the other items to be submitted for a vote of shareholders at the Annual Meeting is considered non-routine. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.

Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposal 2 and Proposal 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will have no effect on these proposals.

If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.

The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS

Proposals Included in the Proxy Statement

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 27, 2016.

Proposals Not Included in the Proxy Statement

Our By-laws require notice of any other business to be brought by a shareholder before the 2017 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after March 28, 2017 and no later than April 27, 2017. Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board for the election of directors to occur at the 2017 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

 ELECTION OF DIRECTORS

There are eight nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2016 Annual Meeting will be elected to hold office until the 2017 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.

The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2016) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 19, 2015.

Paul E. Hassler, age 68, has been our Chairman of the Board since May 2008. Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994. Mr. Hassler has over 42 years of recreational vehicle, manufactured housing and industrial experience in various capacities and has demonstrated leadership as Non-Executive Chairman of the Board. He has served as a director of the Company since 2005.

Joseph M. Cerulli, age 56, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, and Tontine Capital Management, LLC (collectively, with their affiliates, “Tontine”), since January 2007. Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006. Mr. Cerulli has particular knowledge of our Company and the industries in which we operate based on Tontine’s long-standing investment in the Company and possesses extensive knowledge with respect to financial and investment matters. Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee. He has served as a director of the Company since 2008.

Todd M. Cleveland, age 48, has been our Chief Executive Officer since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 31, 2015, and Chief Operating Officer of the Company from May 2008 to March 2013. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland was a director of Stag-Parkway, Inc. from 2013 to 2014. Mr. Cleveland has over 25 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products. He has served as a director of the Company since 2008.

John A. Forbes, age 56, has been the President of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., since July 2010. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009, and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has over 29 years of experience in serving various manufacturing industries having held senior financial leadership roles including Trimas Corporation/Masco Tech, Inc., both with Fulton Performance Products and Reese Products. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Forbes currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee, and as a member of the Company’s Audit Committee and Compensation Committee. He has served as a director of the Company since 2011.

Michael A. Kitson, age 57, has been the Chief Financial Officer of MikaTek, Ltd., an early-stage manufacturer of barrier products manufactured from recycled rubber tire materials, since January 2016. Prior to that, he was the Chief Executive Officer of SharpShooter Imaging from March 2015 to January 2016, the Chief Executive Officer of Nautic Global Group from March 2011 to October 2013, the Chief Financial Officer of Nautic from August 2010 to March 2011, the President and Chief Executive Officer of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., from 2007 to 2010, and the Chief Financial Officer of Utilimaster from 1999 to 2007. Mr. Kitson has over 28 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Kitson currently serves as the Chairman of the Company’s Audit Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and Compensation Committee. He has served as a director of the Company since 2013.

Andy L. Nemeth, age 47, has been the Company’s President since January 1, 2016. In addition to this role, Mr. Nemeth serves as the Secretary-Treasurer, a position he has held since 2002. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 31, 2015. He was also the Vice President of Finance and Chief Financial Officer from 2003 to 2004. Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting. Mr. Nemeth has over 24 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, acquisitions, strategic planning, risk management, and banking and finance relations. He has served as a director of the Company since 2006.

M. Scott Welch, age 56, has been the President and Chief Executive Officer of Welch Packaging Group, a large independently owned corrugated packaging company, since 1985. Prior to establishing Welch Packaging, he worked at Northern Box, Performance Packaging, and Elkhart Container. Mr. Welch has served as a director of Lakeland Financial Corporation (“Lakeland”) from 1998 to present, and has been the lead independent director since 2012. He is also a member of Lakeland’s compensation committee and audit committee. He has also served as a trustee at DePauw University since 2005. Mr. Welch has over 34 years of experience in the packaging industry, and has extensive experience in sales, marketing and strategy. Mr. Welch currently serves as a member of the Company’s Compensation Committee, Corporate Governance and Nominations Committee and Audit Committee. He has served as a director of the Company since 2015.

Walter E. Wells, age 77, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired). Mr. Wells is a director of Woodland Foundation. Mr. Wells has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Wells currently serves as the Chairman of the Company’s Compensation Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and the Audit Committee. He has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

While the structure of the 2015 Non-Employee Director Compensation Plan was unchanged from the 2014 plan, the Corporate Governance and Nominations Committee revised the amounts of the compensation components in May 2015. The plan structure and compensation composition, as approved by the Board, are detailed below:

1.

Effective July 1, 2015, non-employee directors are compensated through a flat annual retainer fee of $50,000 per year compared to a flat annual retainer of $40,000 in 2014 and the first six months of 2015;

2.	Committee chairpersons and the Chairman continue to receive an additional $4,000 annual retainer; and

3.

Non-employee directors receive an annual restricted stock grant with a targeted value of $70,000 in May of each year (beginning with the May 2015 grant), which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events. This compares to an annual restricted stock grant with a targeted value of $50,000 received in the May 2014 grant.

Employee directors receive no compensation as such. In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings, our Annual Shareholders Meeting, and any other activities related to our business.

The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Joseph M. Cerulli	$45,000	$70,020	$-	$115,020
John A. Forbes	49,000	70,020	-	119,020
Paul E. Hassler	49,000	70,020	125,996	245,016
Michael A. Kitson	49,000	70,020	-	119,020
Larry D. Renbarger (3)	32,500	87,533	-	120,033
M. Scott Welch (4)	35,000	82,606	-	117,606
Walter E. Wells	49,000	70,020	-	119,020

(1)

Amounts shown do not represent compensation actually received, with the exception of that for Mr. Renbarger. Such amounts reflect the aggregate grant date fair value of 1,723 shares of restricted stock granted to each non-employee director, at a closing stock price of $40.63 on May 19, 2015. The aggregate grant date fair value was computed in accordance with ASC 718.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

(3)

Mr. Renbarger retired from the Board effective August 13, 2015. In addition to the annual share grant of 1,723 shares as discussed in footnote (1) above, stock awards for Mr. Renbarger reflect the grant date fair value of an additional grant of 447 shares of unrestricted stock on August 13, 2015, for which Mr. Renbarger was 100% vested on the date of grant, at a closing stock price of $39.18. The aggregate grant date fair value was computed in accordance with ASC 718.

(4)

Mr. Welch began receiving compensation for his service on the Board upon his appointment on April 1, 2015. In addition to the annual share grant of 1,723 shares as discussed in footnote (1) above, stock awards for Mr. Welch reflect the grant date fair value of an additional grant of 300 shares of unrestricted stock on April 1, 2015, at a closing stock price of $41.95, for which Mr. Welch was 100% vested on July 1, 2015. The aggregate grant date fair value was computed in accordance with ASC 718.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009. The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2016. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Fees

The following table presents fees for professional audit and tax services rendered by Crowe Horwath LLP for the years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees (1)	$609,200	$455,000
Audit-Related Fees (2)	57,700	111,100
Tax Fees (3)	14,000	19,100
All Other Fees	-	-
Total Fees	$680,900	$585,200

(1)

Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, including in 2015 and 2014, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, such as the reviews of various SEC filings and consents related to registration statements.

(2)	Audit-related fees include fees related to due diligence services related to acquisitions and the audit of the Company’s employee benefit plan.

(3)

Tax fees consist of the review of Federal and State tax returns and assistance with inquiries, primarily from state and local tax authorities. Tax fees in 2015 and 2014 were related to the review by Crowe Horwath LLP of the 2014 and 2013 tax returns, respectively.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve certain proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

The Committee has met and held discussions with management and Crowe Horwath LLP with respect to the 2015 audited financial statements. Management represented to the Committee that the Company’s consolidated financial statements, included in its 2015 Annual Report to Shareholders, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with Crowe Horwath LLP the consolidated financial statements, and Crowe Horwath LLP’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with Crowe Horwath LLP the matters required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB).

We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence. Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws. The Committee concluded that non-audit services provided by Crowe Horwath LLP during the year ended December 31, 2015, which consisted of tax planning and compliance, due diligence and other accounting and audit-related services, were compatible with Crowe Horwath LLP’s independence.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2015 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements. This report was adopted by the Audit Committee on March 14, 2016.

The Audit Committee:

Michael A. Kitson (Chairman)
John A. Forbes

M. Scott Welch
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as disclosed under “Executive Compensation” on pages 15 to 33 in this Proxy Statement in accordance with SEC rules.

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial and non-financial performance goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and shareholder interest. Accordingly, we reward performance in excess of pre-established profitability targets and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

We are requesting shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation-Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion.

The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board. However, we value the opinions of our shareholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2015, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”

The affirmative vote of a majority of the votes cast is required for advisory approval of the foregoing non-binding resolution. See “Voting Information” on pages 1 and 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2016 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The number of shares presented in the table below and in the corresponding footnotes reflect the three-for-two stock split of the Company’s common stock, which was effected in the form of a common stock dividend paid on May 29, 2015. The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class
Five Percent Shareholders:
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	1,724,014	(1)	11.3%

Jeffrey L. Gendell C/o Tontine Capital Management, L.L.C. One Sound Shore Drive Suite 304 Greenwich, CT 06830	1,341,013	(2) (3)	8.8%

Directors:
Walter E. Wells	52,355		*
Paul E. Hassler	53,371		*
Joseph M. Cerulli (4)	27,955		*
John A. Forbes	18,329		*
Michael A. Kitson	11,855		*
M. Scott Welch	22,023		*

Named Executive Officers:
Todd M. Cleveland (5)(6)	549,609		3.6%
Jeffrey M. Rodino	71,647		*
Andy L. Nemeth	102,128		*
Courtney A. Blosser	24,946		*

All Directors, Named Executive Officers and other executive officers as a group (11 persons)(6)	938,412		6.2%

* Less than 1%.

(1)	Information based on the Schedule 13G filed by RBC Global Asset Management (U.S.) Inc. on February 3, 2016.

(2)

Information based on the Form 4 filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”), Tontine Associates, L.L.C. (“TA”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell on March 22, 2016. Includes 1,078,272 shares owned directly by TCP, 140,382 shares owned directly by TCM, and 122,359 shares owned directly by TA.

Mr. Gendell is the managing member of TCM and TAA, the general partners of TCP and TCP 2, respectively, and of TA, which serves as the fund manager of certain investment funds affiliated with Tontine, and has shared voting and dispositive power over these shares. All of these shares may be deemed to be beneficially owned by Mr. Gendell. He disclaims beneficial ownership of the shares owned by Tontine, except to the extent of his pecuniary interest therein.

(3)

Based on information contained in the Form 4 filed by Tontine on March 29, 2016 (subsequent to the record date), the aggregate number of shares of the Company’s common stock beneficially owned by Tontine decreased to 1,299,437 as of March 28, 2016 or 8.5% of the Company’s common stock outstanding.

(4)	Mr. Cerulli is employed by TA. He disclaims beneficial ownership of the shares beneficially owned by Tontine, except to the extent of his pecuniary interest therein.

(5)	Includes 100,000 stock options and 24,711 net stock appreciation rights which are exercisable within 60 days of the record date.

(6)

Based on information contained in a Form 4 filed on April 1, 2016 (subsequent to the record date), Mr. Cleveland exercised 15,000 of the 100,000 stock options that were discussed in footnote (5) above on March 30, 2016. In addition, he exercised 100,000 stock appreciation rights on March 30, 2016 that became exercisable on December 18, 2015. The stock appreciation rights exercised equated to a net 26,833 shares of the Company’s common stock that were payable to Mr. Cleveland after adjusting for the difference between the fair market value of the shares on the date of exercise and the exercise price, net of the applicable tax liability. Following these transactions, the aggregate number of shares of the Company’s common stock beneficially owned by Mr. Cleveland was 451,731 as of March 30, 2016 or 3.0% of the Company’s common stock outstanding.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. The Board expects to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate.

Board Membership

As of the date of this Proxy Statement, the Board has eight members. Except for Mr. Cleveland, our Chief Executive Officer, and Mr. Nemeth, our President, no director is an employee.

Mr. Cerulli has been employed by TA since January 2007. As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine. Mr. Cerulli began receiving compensation for his service as a member of the Board beginning in January 2009. As of March 28, 2016, Tontine beneficially owned approximately 8.5% of the Company’s outstanding common stock.

In connection with the financing of its acquisition of Adorn in May 2007, the Company entered into a Securities Purchase Agreement with Tontine, dated April 10, 2007 (the “2007 Securities Purchase Agreement”), which provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director in March 2013. Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above.

Election of Directors and Length of Board Term

Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.
Attn: Andy L. Nemeth, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638

Board Meetings and Attendance

The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had four regular meetings in 2015. Additionally, the Board participated in nine special meetings in 2015 which included periodic update calls with the Chief Executive Officer and Chief Financial Officer. In 2015, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served. All directors attended the most recent Annual Meeting of Shareholders which was held on May 19, 2015. We expect all Board members to attend the 2016 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Executive Sessions of Independent Directors

The Board and Board committees regularly meet in executive session without the presence of any non-independent directors or representatives. There was no lead independent director designated to preside over the executive sessions of the Board in 2015. Any independent director can request additional executive sessions. The independent directors met in executive sessions four times in 2015.

Five of the eight members of the Board have been designated by the Board as independent directors. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors are Joseph M. Cerulli (except for purposes of the Audit Committee and the Compensation Committee), John A. Forbes, Michael A. Kitson, M. Scott Welch and Walter E. Wells.

Board Leadership Structure and Risk Oversight

The Company maintains separate positions for the Chairman of the Board (“Chairman”) and for the Chief Executive Officer. The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance. Mr. Hassler serves as Chairman and Mr. Cleveland is the Chief Executive Officer.

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting professionals reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each professional and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Director Diversity

The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

●	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

●	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

●	Expertise in key areas of corporate management and in strategic planning;

●	Financial literacy and financial and accounting expertise; and

●	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Corporate Governance and Nominations Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. However, as part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee takes the outcome into account when identifying and evaluating director candidates.

Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.

Board Committee Responsibilities and Related Matters

The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.

Audit Committee

The Board has an Audit Committee, which from January 1, 2015 to May 18, 2015, was comprised of Michael A. Kitson (Chairman), John A. Forbes, Larry D. Renbarger and Walter E. Wells. M. Scott Welch was appointed to the Board on April 1, 2015 and to the Audit Committee on May 19, 2015. Effective May 19, 2015, the Audit Committee was comprised of Michael A. Kitson (Chairman), John A. Forbes, Larry D. Renbarger, M. Scott Welch and Walter E. Wells. Mr. Renbarger retired from the Board effective August 13, 2015. Effective August 14, 2015, the Audit Committee was comprised of Michael A. Kitson (Chairman), John A. Forbes, M. Scott Welch and Walter E. Wells.

The Audit Committee’s responsibilities include oversight responsibilities related to potential material risks to our business including, but not limited to, credit, liquidity and operational risks. In addition, its responsibilities include recommending to the Board the independent accountants to be employed for the purpose of conducting the annual audit of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis. The Audit Committee’s report is provided on page 7 of this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and meets both the qualifications required to be an audit committee financial expert and the financial sophistication requirements contained in the NASDAQ listing standards. The Audit Committee met 12 times in 2015. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee

The Board has a Compensation Committee, which from January 1, 2015 to May 18, 2015, was comprised of Walter E. Wells (Chairman), John A. Forbes and Michael A. Kitson. M. Scott Welch was appointed to the Board on April 1, 2015 and to the Compensation Committee on May 19, 2015. Effective May 19, 2015, the Compensation Committee was comprised of Walter E. Wells (Chairman), John A. Forbes, Michael A. Kitson and M. Scott Welch.

The Compensation Committee met six times in 2015. The primary responsibilities of this Committee include:

●	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

●	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

●	Oversight authority for the stock-based compensation programs.

In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Willis Towers Watson, as further described below under the heading “Compensation Discussion and Analysis - Compensation of Executive Officers and Directors”. Willis Towers Watson’s fees are approved by the Compensation Committee. Willis Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ listing rules and determined that their work did not give rise to any conflicts of interest. The Compensation Committee’s report is provided on page 33 of this Proxy Statement.

The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee Interlocks and Director Participation

During 2015, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2015.

Corporate Governance and Nominations Committee

The Board has a Corporate Governance and Nominations Committee, which from January 1, 2014 to May 18, 2015, was comprised of John A. Forbes (Chairman), Joseph M. Cerulli, Michael A. Kitson, Larry D. Renbarger and Walter E. Wells. M. Scott Welch was appointed to the Board on April 1, 2015 and to the Corporate Governance and Nominations Committee on May 19, 2015. Effective May 19, 2015, the Corporate Governance and Nominations Committee was comprised of John A. Forbes (Chairman), Joseph M. Cerulli, Michael A. Kitson, Larry D. Renbarger, M. Scott Welch and Walter E. Wells. Mr. Renbarger retired from the Board effective August 13, 2015. Effective August 14, 2015, the Corporate Governance and Nominations Committee was comprised of John A. Forbes (Chairman), Joseph M. Cerulli, Michael A. Kitson, M. Scott Welch and Walter E. Wells. This Committee met four times in 2015. The primary responsibilities of this committee include:

●	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

●	Recommend nominees to the Board to fill new positions or vacancies as they occur;

●	Review and recommend to the Board the compensation of directors;

●	Recommend to the Board nominees for election by shareholders at the annual meeting; and

●	Review and monitor corporate governance compliance as well as recommend appropriate changes.

The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2015, except with respect to the late filing of one Form 4 on May 12, 2015 for Walter E. Wells, a director.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program approved by the Board for the 2015 fiscal year for the Named Executive Officers (“NEOs”). References to the number of shares and per share amounts in the Executive Compensation discussion and related tables reflect the three-for-two stock split of the Company’s common stock, which was effected in the form of a common stock dividend paid on May 29, 2015.

Named Executive Officers included in the 2015 CD & A

►	Todd M. Cleveland – President and Chief Executive Officer (CEO)
►	Jeffrey M. Rodino – Executive Vice-President of Sales and Chief Operating Officer (COO)
►	Andy L. Nemeth – Executive Vice-President of Finance and Chief Financial Officer (CFO)
►	Courtney A. Blosser – Vice President Human Resources

Effective January 1, 2016, Andy L. Nemeth assumed the position of President of the Company. This position was previously held by Mr. Cleveland from May 2008 through December 31, 2015. Mr. Cleveland will continue in his role as CEO. In addition, Joshua A. Boone, the previous Director of Corporate Finance of the Company, assumed the position of CFO, effective January 1, 2016. For additional details, see footnotes 8 and 10 to the “Summary Compensation Table” on page 27.

2015 Executive Compensation Plan Highlights:

►	No increase to base compensation for the CEO position
►	No increase to base compensation for the other NEOs
►	Short-Term Incentive plan Company financial performance metric changed to Net Income from earnings before interest, taxes, depreciation and amortization (“EBITDA”).
►	Short-Term Incentive plan payout mix based on 70% Company financial performance and 30% personal performance.
►	Increased personal performance target rating from 3.0 to 3.5; consistent with philosophy of “Raising the Bar”
►	No change to Long-Term Incentive plan architecture
►

Short-Term Incentive plan and Long-Term Incentive plan payout targets increased year-over-year to reflect market competitive position for Total Target Direct compensation while salaries remained unchanged, resulting in a higher percentage of “Pay-at-Risk” for the CEO and each of the other NEOs.

►	No other changes year-over-year to the Executive Compensation Plan.

Compensation Discussion and Analysis for Executive Officers

We believe that the compensation plan as it relates to our NEOs and other executives should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company. Messrs. Cleveland, Rodino, Nemeth and Blosser comprise our “Named Executive Officers” or “NEOs”, as such term is used under SEC rules. Our philosophy and objectives are to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders, both short- and long-term. We utilize a performance management system which is designed to drive decisions by senior management to facilitate a ‘Customer 1st-Performance-Based’ culture. Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals. In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives. See “Plan Components” discussion below.

Executive Compensation Decisions –

Participants and Roles, Plan Factors, Plan Components and Benchmark Sources

Participants and Roles

COMPENSATION COMMITTEE

●     Reviews and approves, with input from our management team and external advisors, the Company’s executive compensation and benefits programs, including the NEOs.

●     Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.

INDEPENDENT COMMITTEE CONSULTANT

●      Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.

●      Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and VICE PRESIDENT OF HUMAN RESOURCES

●     When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

●     Evaluates the performance plans of the COO, CFO, VP HR and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

●	NEOs’ roles, position scope, experience, skill set, and performance history;

●	The external market for comparable roles;

●	The current and expected business climate; and

●	The Company’s financial position and operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation. In addition, the Compensation Committee utilizes a third party compensation consulting firm, Willis Towers Watson, to provide relevant compensation benchmarks for the NEOs and other key leadership roles as well as plan design review and input.  The most recent shareholder advisory vote taken in connection with our Annual Meeting of Shareholders that was held on May 23, 2013, is taken into consideration by the Company’s Compensation Committee with respect to the acceptability of the plan.  In the case of the latest vote in 2013, the plan decisions were approved, thereby providing further validation to the executive compensation decisions and policies.  The Compensation Committee takes the shareholder advisory voting results, along with any other shareholder input on executive compensation, into consideration as one of several decision points in its executive compensation decision making process for each plan year.

Fiscal Year 2015 Peer Group

As described under “Plan Components,” an important factor in establishing executive compensation is the external market for comparable roles. Patrick’s benchmark peer group for the period ended December 31, 2015 consisted of the following companies: Accuride Corporation, American Woodmark Corporation, Cavco Industries, Inc., Commercial Vehicles, Inc., Drew Industries Incorporated, Flexsteel Industries, Inc., Haynes International, Inc., PGT, Inc., Spartan Motors Corporation, Strattec Corporation, Shiloh Industries, Inc., Stoneridge, Inc., Twin Disc, Inc. and Winnebago Industries, Inc. In addition, Patrick utilized data from an index of Durable Goods Manufacturing companies provided by Willis Towers Watson, our independent compensation committee consultant.

Fiscal Year 2015 Company Financial Performance Summary

The 2015 performance plan year reflected continued overall positive economic conditions, the growth of our core business markets (Recreational Vehicles, Manufactured Housing and Industrial) and the continued focused execution of the Company’s strategic initiatives and capital allocation strategy in accordance with our strategic plan. As our business plan was executed, the Company continued to grow both organically and through acquisitions during 2015. The Company continued to execute on a Company-wide market and performance-based rewards platform consistent with achieving and exceeding our planned and targeted operating results, including six consecutive years of revenue growth and net income growth (on an adjusted basis as described in the footnote to the chart below) for the NEOs and all performing team members.

(1)	2012 excludes the benefit of the income tax credit associated with net operating losses of $6.8 million.

Fiscal Year 2015 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives

Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives

Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan

Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation

Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and wellness program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other NEOs based on recommendations by the President and CEO.

When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size and scope, and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th – 50th percentile of the Company’s peer group in determining base salaries and the 75th – 100th percentile of the Company’s peer group for determining short-term incentive compensation.

The Board maintained base salaries for the NEOs at the same level for 2014 and 2015, aligning with our “pay-for-differentiated-performance” philosophy. The following table summarizes the 2014 and 2015 base salaries as approved by the Board for the NEOs:

Name	2014 Base Salary – 2/19/14	2015 Base Salary – 1/1/15	% Increase 1/1/15
Todd M. Cleveland	$550,000	$550,000	-%
Jeffrey M. Rodino	275,000	275,000	-%
Andy L. Nemeth	265,000	265,000	-%
Courtney A. Blosser	210,000	210,000	-%

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the achievement of a combination of the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2015 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short- and long-term strategies. These components include:

●	Company performance (70% weighting), which is measured by the Company’s Net Income performance;

●	Individual performance (30% weighting), which is measured by actions and initiatives related to four strategic objectives linked to the Company’s organizational strategic agenda for the plan year.

For each of the NEOs, a target STI award is established as a percentage of base salary. The portion of the STI award that is tied to individual performance is based on the Compensation Committee’s assessment of an individual’s performance against defined objectives (30% weighting), with the NEOs each receiving an individual performance rating ranging from 0.0 to 5.0. The Company performance component of the STI award is based upon the Company’s Net Income achieved versus target Net Income (70% weighting), with the actual results correlated to established performance targets and corresponding payout thresholds. The threshold Company Net Income performance is 75% of target Net Income and the maximum Company Net Income performance is capped at 120% of target Net Income. The threshold, target and maximum performance metrics for the 2015 STI plan are outlined below:

2015 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Performance (Net Income) (1)	($28.664MM)	($38.219MM)	($45.863MM)
Individual Rating	2.5	3.5	5.0
Payout Percentage	50%	100%	200%

(1)	All Net Income targets are net of the contributions of 2015 acquisitions.

If an individual’s performance rating is below the threshold rating of 2.5, such individual is not eligible for an STI award regardless of Company performance. If the Company’s Net Income performance is below the threshold Company performance of $28.664 million, no individual is eligible for that performance plan year’s annual STI award regardless of individual performance.

The individual rating corresponds to a payout ranging from 50% (threshold) to 200% (maximum), and the Company performance is translated into a payout as a percentage of target ranging from 50% (threshold) to 200% (maximum). The individual and Company payout percentages are multiplied by the weighted payout (70% Company performance, 30% individual performance) to establish an aggregate payout as a percentage of the target payout, which is then multiplied by the target STI award to determine the actual dollar award. The range of potential 2015 aggregate payout percentages of the target STI award was as follows:

●	Threshold individual and Company performance - 50%

●	Target individual and Company performance - 100%

●	Maximum individual and Company performance - 200%

The Company achieved plan adjusted fiscal 2015 Net Income of $39.992 million (net of acquisitions) which equated to 105% of the target Company performance. When combined with the individual performance rating for each NEO, the actual STI award payouts for 2015 were as follows:

Name	2015 Base Salary ($)	Target Award as a % of Base Salary (1)	Target STI Award ($)	Actual Award Amount as a % of Target Award	Actual 2015 STI Award Payout ($)
Todd M. Cleveland	$550,000	163.6%	$900,000	150.00%	$1,350,090
Jeffrey M. Rodino	275,000	145.5%	400,000	143.74%	574,960
Andy L. Nemeth	265,000	126.4%	335,000	146.26%	489,971
Courtney A. Blosser	210,000	83.3%	175,000	138.76%	242,830

(1)

The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of February 18, 2015. An increased target award as a percentage of base salary was established for each NEO in 2015 in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and enhancement of the pay-at-risk for each NEO.

While these targets were used in fiscal year 2015, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.

Each NEO’s individual performance rating takes into account four strategic performance objectives in assessing the personal performance of the NEOs named in the Summary Compensation Table for 2015. The four strategic objectives are specific for each NEO and are linked to the Company’s strategic plan and that year’s organizational strategic agenda and include, among others: (1) improving the revenue and profitability of business units under the leadership and control of the NEO; (2) the introduction of new product lines and product line extensions to achieve target revenue growth levels and market share; (3) the ongoing evaluation of strategic opportunities related to our capital allocation strategy and the execution of those opportunities, as appropriate; and (4) objectives linked to developing and managing talent consistent with the Company’s values, and enhancing and developing the leadership capabilities of the Company’s future leaders.

The individual objectives for the NEOs are initially developed for each NEO by the Compensation Committee to guide their planned respective contribution toward the Company’s strategic and financial goals for the plan year, and reviewed and approved by either the CEO or by the Board, in the CEO’s case.

In assessing the NEOs’ individual performance, the Compensation Committee is provided with detailed quantitative documentation substantiating individual performance against each individual objective. The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the non-management Board members. These recommendations may be adjusted by the Compensation Committee prior to finalization. The personal performance assessment of our CEO is determined by the Compensation Committee with input from members of the Board.

While the achievement of corporate objectives is quantified with an individual rating, each NEO’s relative contribution to those objectives is only one qualitative component against which the individual’s performance is assessed by the Compensation Committee. Based upon their individual achievements, as evaluated by the Compensation Committee, and by the CEO for Messrs. Rodino, Nemeth and Blosser, the individual performance rating achieved by each of these four NEOs exceeded the target performance rating of 3.5 set by the Compensation Committee.

Discretionary Bonus Payment

The Compensation Committee reviewed the overall 2015 performance of the Company compared to the established peer group. In recognition of the achievement of a third consecutive year of record revenues and net income and the successful execution of a number of strategic priorities, and after reviewing key performance metrics which included: (1) Total Shareholder Return, 2) Return on Equity and 3) Return on Invested Capital, the Compensation Committee recommended and the Board approved, a discretionary bonus payment to Messrs. Rodino, Nemeth and Blosser for their leadership in the achievement of these results as outlined in the table below:

Name	2015 Discretionary Bonus Payment
Jeffrey M. Rodino	$ 35,040
Andy L. Nemeth	70,029
Courtney A. Blosser	27,170

Long-Term Incentive Plan

We believe that long-term incentive compensation represents an appropriate motivational tool to achieve certain long-term Company goals and closely align the interests of our management team with those of our shareholders. Our Executive officers participate in our long-term incentive plan (“LTIP”) as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential and execution.

In 2015, the Compensation Committee implemented a Board approved pay-for-performance based Long-Term Incentive Plan (“2015 LTIP”) for the NEOs. The 2015 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year, reflecting the trading price range of the common stock preceding the grant date ($29.00 for the 2015 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2015-2017) against target up to a maximum payout of 150% of target. The 2015 LTIP further reflected the Company’s “pay-for-differentiated-performance” philosophy through the continued use of a performance dependent upside potential for performance in excess of target levels that was first implemented with the 2013 LTIP. The target as a percentage of base compensation was increased for all NEOs in alignment of the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and enhancement of the pay-at-risk for each NEO.

   The table below shows a sample calculation of 2015 LTIP award components:

Base Salary ($)	Target Award as a % of Base Salary	Target Award ($) (1,551 Restricted Shares @ $29.00 per share)	Restricted Shares Target Award - Performance-Contingent (80%) (Shares @ $29.00 per share)	Restricted Shares Target Award – Time-Based (20%) (Shares @ $29.00 per share)
$150,000	30%	$45,000	1,241	310

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO. The 2015 LTIP restricted share component is further defined below:

2015 LTIP Restricted Share Component:

●	Time-Based Shares – 20% of the shares comprising the restricted share award are Time-Based Shares with a three-year cliff vesting period.

●

Performance-Contingent Shares – 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

For the Performance-Contingent Shares, the Company’s cumulative three-year EBITDA performance is placed on a scale ranging from 0.0 to 5.0, with threshold EBITDA performance of 80% of target EBITDA (a 2.0 rating) and maximum Company EBITDA performance of 120% of target EBITDA (a 5.0 rating). The threshold, target and maximum performance metrics for the 2015 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) (2.0 Rating) Payout as % of target	Target EBITDA Performance (1) (3.0 Rating) Payout as % of target	Maximum EBITDA Performance (1) (5.0 Rating) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	150%

(1)	The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2015, 2016 and 2017.

The target 2015 LTIP award components for the NEOs in 2015 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award ($)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)
Todd M. Cleveland	227.27%	$1,250,000	8,620	34,484
Jeffrey M. Rodino	90.91%	250,000	1,724	6,897
Andy L. Nemeth	84.91%	225,000	1,551	6,207
Courtney A. Blosser	47.62%	100,000	690	2,758

Individual NEO threshold, target and maximum payouts in shares for each long term incentive component of the 2015 LTIP are outlined below:

Name	Threshold EBITDA Performance (2.0 Rating) Component Award (Shares)	Target EBITDA Performance (3.0 Rating) Component Award (Shares)	Maximum EBITDA Performance (5.0 Rating) Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	8,620	8,620	8,620
Jeffrey M. Rodino	1,724	1,724	1,724
Andy L. Nemeth	1,551	1,551	1,551
Courtney A. Blosser	690	690	690
Performance-Contingent Shares (1)
Todd M. Cleveland	17,242	34,484	51,725
Jeffrey M. Rodino	3,448	6,897	10,345
Andy L. Nemeth	3,104	6,207	9,311
Courtney A. Blosser	1,379	2,758	4,138

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2015 LTIP award.

The Company records the estimated compensation expense over the life of the LTIP Plan Performance Period assuming the maximum payout and adjusts its estimates on a periodic basis, if required. The NEOs have all voting rights of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2015 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2017 (the third year in the cumulative EBITDA performance measurement period) and payment of the award will be settled in stock.

See “Potential Payments Upon Termination or Change in Control” on pages 32 and 33 payable to each of the NEOs upon termination or a change in control.

2015 NEO Company Stock Ownership Requirement

The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. The following table sets forth information about the required share value of the Company’s common stock to be owned by each NEO for the year ended December 31, 2015:

Name	2015 Base Salary	2015 Multiple of Base Salary	Required Total Share Value ($) (1)
Todd M. Cleveland	$550,000	4X	$2,200,000 (2)
Jeffrey M. Rodino	275,000	2X	550,000 (2)
Andy L. Nemeth	265,000	2X	530,000 (2)
Courtney A. Blosser	210,000	1.5X	315,000 (2)

(1)	Inclusive of stock option valuation, restricted stock awards, and restricted stock units awarded by the Company, and shares purchased by the NEO in the open market.

(2)	Each NEO’s total common stock ownership for the year ended December 31, 2015 exceeded the 2015 requirement.

Supplemental Long-Term Incentive Grant for NEOs

In 2014, in recognition of the leadership, execution and performance of Messrs. Rodino, Nemeth and Blosser throughout the Company’s five-year strategic planning period from 2009 through 2013, and in an effort to retain the proven performance capabilities and leadership talent of the three aforementioned NEOs and to provide an incentive to define, develop, drive, and establish a platform to execute the Company’s five-year strategic plan for the period from 2014 to 2018 and drive operating results, the Compensation Committee developed and recommended a Board approved Supplemental Long-Term Incentive Grant (the “Grant”) for Mr. Rodino, Mr. Nemeth and Mr. Blosser. The Grant is comprised Performance Share Units (“PSUs”) and is directly aligned to shareholder interests of performance, growth and shareholder return. The PSUs are to be settled in shares of Patrick common stock. Each NEO listed above will be granted a portion of their total award in the plan years of 2014, 2015 and 2016. Each Grant is scheduled to cliff vest at the conclusion of the three-year performance period and become payable as shares of common stock if the minimum threshold performance is achieved at the end of the performance period. The threshold performance of each grant is 80% of the 3-year cumulative EBITDA target for 2014, 2015 and 2016 established under the Company’s LTIP discussed above. The payout for threshold performance is 75% of the target award (noted in the table below). The maximum performance of each grant is 125% of the 3-year cumulative EBITDA target for 2014, 2015 and 2016 established under the Company’s LTIP. The payout for maximum performance under the plan is 125% of the target award (noted in the table below). Unvested PSUs are subject to forfeiture if Mr. Rodino’s, Mr. Nemeth’s or Mr. Blosser’s employment with the Company is terminated under certain circumstances before the PSUs vest. The Grant structure at target performance is also noted in the table below:

Name	Year 1 – 2014 PSU Grant (shares) Threshold/Target/Maximum	Year 2 – 2015 PSU Grant (shares) Threshold/Target/Maximum	Year 3 – 2016 PSU Grant (shares) Threshold/Target/Maximum
Jeffrey M. Rodino	6,600 / 8,801 / 11,000	6,600 / 8,800 / 11,000	6,600 / 8,800 / 11,000
Andy L. Nemeth	6,600 / 8,801 / 11,000	6,600 / 8,800 / 11,000	6,600 / 8,800 / 11,000
Courtney A. Blosser	3,300 / 4,399 / 5,500	3,300 / 4,400 / 5,500	3,300 / 4,400 / 5,500

Non-Qualified Stock Options

There were no non-qualified stock options granted in 2015 to the NEOs. A description of all stock awards held by the NEOs as of the end of fiscal 2015 is contained in the “Outstanding Equity Awards at December 31, 2015” table on pages 29 and 30. We reserve the right at any time to grant options under our Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

Executive Retirement Plan and Non-Qualified Excess Plan

Executive Retirement Plan

As part of a long term compensation program established prior to the Company’s acquisition of Adorn in 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. Mr. Nemeth became fully vested in the Executive Retirement Plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007, as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no material contributions made to the NQDC Plan in 2015.

Perquisites

We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs. We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.

Equity Trading Restrictions

The Company has a policy whereby the mandatory trading blackout period begins two weeks or 14 calendar days prior to the close of trading on the stock market on the last trading day of the fiscal month ending in a reporting period (March, June, September and December) and ends after the expiration of two full stock market trading days following the public release of the financial information for that reporting period. During this period, Section 16 insiders and certain management and other employees who have access to “inside” information are precluded from trading in the public market any types of company equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Tax and Accounting Considerations

To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder to enable us to claim the tax deductibility of performance-based compensation in excess of $1 million per taxable year to our executive officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of our shareholders, we will pursue those objectives, regardless of the attendant tax implications. You should be aware that Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail. We expense equity awards in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation (“ASC 718”).

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2015, 2014 and 2013. There were no stock options awarded to our NEOs for the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensa-tion Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Todd M. Cleveland,	2015	$539,424	$-	$1,889,201	$-	$1,350,090	$-	$14,708	$3,793,423
President and	2014	555,770	490,000	1,849,015	-	806,670	-	15,220	3,716,675
Chief Executive Officer (8)	2013	391,346	-	544,956	2,124,903	975,270	-	15,255	4,051,730
Jeffrey M. Rodino,	2015	271,827	35,040	745,114	-	574,960	-	12,147	1,639,088
Chief Operating	2014	276,517	150,000	449,543	-	291,410	-	12,818	1,180,288
Officer and Executive	2013	246,846	-	144,430	-	464,780	-	12,193	868,249
Vice President of Sales (9)
Andy L. Nemeth,	2015	265,000	70,029	707,312	-	489,971	14,132	15,583	1,562,027
Executive Vice	2014	271,730	265,000	441,132	-	215,710	13,523	16,252	1,223,347
President of Finance,	2013	243,270	-	133,523	-	340,230	6,563	15,732	739,318
Secretary- Treasurer, and Chief Financial Officer (10)
Courtney A. Blosser	2015	202,327	27,170	334,771	-	242,830	-	12,749	819,847
Vice President	2014	203,537	90,000	250,379	-	142,450	-	13,042	699,408
Human Resources (11)

(1)	For information on base salaries, see “Base Salary” on pages 18 and 19.

(2)

The NEOs received discretionary bonus awards for the year ended December 31, 2014 and Messrs. Rodino, Nemeth and Blosser received discretionary bonus awards for the year ended December 31, 2015. The NEOs did not receive any payments that would be characterized as “Bonus” payments for the fiscal year ended December 31, 2013.

(3)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards and PSUs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)

Amount shown does not reflect compensation actually received. Such amount reflects the aggregate fair value of stock options and stock appreciation rights (“SARs”) granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 16 to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option and SARs award based on the Black-Scholes option-pricing model.

(5)

Amounts shown represent the short-term incentive awards earned in 2015 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2015. See “Non-Equity Incentive Plan Awards” on pages 19 and 20.

(6)

Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEOs’ accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.

(7)	The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Other (a) ($)	Total All Other Compensation ($)
Todd M. Cleveland	2015	$268	$14,440	$14,708
	2014	780	14,440	15,220
	2013	765	14,490	15,255
Jeffrey M. Rodino	2015	247	11,900	12,147
	2014	718	12,100	12,818
	2013	643	11,550	12,193
Andy L. Nemeth	2015	243	15,340	15,583
	2014	712	15,540	16,252
	2013	642	15,090	15,732
Courtney A. Blosser	2015	249	12,500	12,749
	2014	642	12,400	13,042

(a)

Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and wellness program.

(8)

Effective January 1, 2016, Mr. Cleveland will continue to serve as CEO of the Company, a position he has held since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 31, 2015.

(9)	Mr. Rodino was appointed COO of the Company in March 2013. In addition to his COO position, Mr. Rodino serves as Executive Vice President of Sales, a position he has held since December 2011.

(10)

Mr. Nemeth assumed the position of President of the Company effective January 1, 2016. This position was previously held by Mr. Cleveland from May 2008 to December 31, 2015. In addition to his President role, Mr. Nemeth also serves as the Secretary-Treasurer, a position he has held since 2002. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 31, 2015. Joshua A. Boone, the previous Director of Finance of the Company, assumed the position of CFO of the Company effective January 1, 2016.

(11)	Mr. Blosser was appointed Vice President of Human Resources of the Company in October 2009 and elected an officer in May 2010. He became a Named Executive Officer in 2014.

Grants of Plan-Based Awards During Fiscal Year 2015

The table below sets forth information on grants in 2015 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 19 and 20, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 21 to 23, “Supplemental Long-Term Incentive Grant for NEOs” as set forth on page 24, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 26 and 27. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: # of Shares of Stock or Units (#) (4)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Closing Market Price on Grant Date ($ Per Share) (5)	Grant Date Fair Value of Stock and Option Awards/ SARs ($) (6)
Todd M. Cleveland	2/16/15	$450,000	$900,000	$1,800,000	17,242	34,484	51,725	8,620	-	$31.31	$1,889,201
Jeffrey M. Rodino	2/16/15	200,000	400,000	800,000	3,448	6,897	10,345	1,724	-	31.31	377,840
	3/30/15	-	-	-	6,600	8,800	11,000	-	-	41.73	367,274
Andy L. Nemeth	2/16/15	167,500	335,000	670,000	3,104	6,207	9,311	1,551	-	31.31	340,038
	3/30/15	-	-	-	6,600	8,800	11,000	-	-	41.73	367,274
Courtney A. Blosser	2/16/15	87,500	175,000	350,000	1,379	2,758	4,138	690	-	31.31	151,165
	3/30/15	-	-	-	3,300	4,400	5,500	-	-	41.73	183,606

(1)

The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 19 and 20. For the actual non-equity incentive awards, see the “Summary Compensation Table” on pages 26 and 27.

(2)

Restricted shares granted in fiscal 2015 under the 2015 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2017. See “Long-Term Incentive Plan” on pages 21 to 23.

(3)

Restricted PSUs granted in fiscal 2015 under the Supplemental Long-Term Incentive Grant will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2017. See “Supplemental Long-Term Incentive Grant for NEOs” on page 24.

(4)	These shares represent the Time-Based restricted stock awards granted in fiscal 2015 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 21 to 23.

(5)	The base price of the Time-Based and Performance-Contingent based stock awards is the closing price of the Company’s stock on the NASDAQ stock market on the grant date.

(6)	Represents the fair value of stock awards, stock options and SARs as of the grant date computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2015

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2015.

		Options/SARs Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (1)	Options /SARs Exercise Price ($)	Options/SARs Expiration Date
Todd M. Cleveland	12/18/13	100,000	100,000	$18.45	12/18/22
	12/18/13	25,000	24,999	18.45	12/18/22
	12/18/13	25,000	24,999	22.13	12/18/22
	12/18/13	25,000	24,999	26.56	12/18/22
	12/18/13	25,000	24,999	31.87	12/18/22
Jeffrey M. Rodino	-	-	-	-	-
Andy L. Nemeth	-	-	-	-	-
Courtney A. Blosser	-	-	-	-	-

(1)

Both the stock options and SARs were granted in 2013 and vest pro-rata over three years, commencing on December 18, 2014, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the options or SARs vest.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Todd M. Cleveland	2/16/15	8,620	$374,970	51,725	$2,250,038
	2/18/14	10,645	463,058	63,872	2,778,432
	3/04/13	8,275	359,963	49,658	2,160,123
Jeffrey M. Rodino	2/16/15	1,724	74,994	10,345	450,008
	2/18/14	1,330	57,855	7,986	347,391
	3/04/13	2,193	95,396	13,161	572,504
Andy L. Nemeth	2/16/15	1,551	67,469	9,311	405,029
	2/18/14	1,282	55,767	7,695	334,733
	3/04/13	2,028	88,218	12,167	529,265
Courtney A. Blosser	2/16/15	690	30,015	4,138	180,003
	2/18/14	813	35,366	4,878	212,193
	3/04/13	1,024	44,544	6,146	267,351

(1)

Restricted share grants related to Time-Based share awards, which were approved by the Board on February 16, 2015, February 18, 2014, and March 4, 2013, will fully vest on the third anniversary of the grant date or February 16, 2018, February 18, 2017, and March 4, 2016, respectively. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $43.50 per share which was the NASDAQ Stock Market closing price on December 31, 2015.

(3)

Restricted share grants related to Performance-Contingent based share awards, which were approved by the Board on February 16, 2015, February 18, 2014 and March 4, 2013, for Messrs. Rodino, Nemeth and Blosser, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

		Performance Stock Units
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Jeffrey M. Rodino	3/30/15	8,800	$382,800
	2/18/14	8,801	382,844
Andy L. Nemeth	3/30/15	8,800	382,800
	2/18/14	8,801	382,844
Courtney A. Blosser	3/30/15	4,400	191,400
	2/18/14	4,399	191,357

(1)

Restricted share grants related to PSUs, which were approved by the Board on March 30, 2015 and February 18, 2014, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is voluntarily terminated before the shares vest.

(2)	Based on a market price of $43.50 per share which was the NASDAQ Stock Market closing price on December 31, 2015.

Stock Options and Stock Appreciation Rights Exercises and Stock Vested in Fiscal 2015

The following table sets forth information about the value realized by the NEOs on vesting of stock awards and the exercise of stock options and stock appreciation rights in 2015.

	Stock Options/SARS		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)(2)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)(4)	Value Realized on Vesting ($)(3)(4)
Todd M. Cleveland	147,638	$4,852,741	105,000	$3,170,400
Jeffrey M. Rodino	-	-	24,000	724,700
Andy L. Nemeth	-	-	28,200	851,500
Courtney A. Blosser	-	-	13,500	407,600

(1)

The number of shares acquired on exercise in 2015 related to stock options was 100,000 shares for Mr. Cleveland. The value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the option exercise price.

(2)

The net number of shares acquired on exercise of a total of 100,004 SARS in 2015 was 47,638 shares for Mr. Cleveland. The determination of the net number of shares acquired and the related value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the exercise price of the SARs in each of the four tranches. See the “Stock Appreciation Rights (SARS)” section of Note 16 to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K for a description of individual exercise prices related to the four tranches of the SARS award to Mr. Cleveland.

(3)

The number of shares acquired on vesting in 2015 related to Time-Based share awards was 21,000 shares for Mr. Cleveland, 4,800 shares for Mr. Rodino, 5,640 shares for Mr. Nemeth, and 2,700 shares for Mr. Blosser. The value realized on vesting was based on a market price of $38.31 per share, which was the Nasdaq Stock Market closing price on March 12, 2015, times the total number of shares acquired on vesting.

(4)

The number of shares acquired on vesting in 2015 related to Performance-Contingent share awards was 84,000 shares for Mr. Cleveland, 19,200 shares for Mr. Rodino, 22,560 shares for Mr. Nemeth, and 10,800 shares for Mr. Blosser. The value realized on vesting was based on a market price of $28.17 per share, which was the Nasdaq Stock Market closing price on January 28, 2015 (the date the performance conditions were met), times the total number of shares acquired on vesting.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights (1)	(b) Weighted average exercise price of outstanding options and rights	(c) Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	428,871	$20.22	1,077,227
Equity compensation plans not approved by security holders	-	N/A	-
Total	428,871	$20.22	1,077,227

(1)	The number of securities represented is the amount of shares to be issued upon exercise of outstanding options and SARs as of December 31, 2015.

Non-Qualified Deferred Compensation

The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($) (2)
Todd M. Cleveland	-	-	-	-	-
Jeffrey M. Rodino	-	-	-	-	-
Andy L. Nemeth (3)	-	-	$14,132	-	$180,067
Courtney A. Blosser	-	-	-	-	-

(1)	Represents the interest for the current fiscal year associated with the annuity.

(2)

Represents the present value of an annuity as of December 31, 2015 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2015 was $165,935.

(3)

According to the provisions of the Executive Retirement Plan, payments of the annuity for Mr. Nemeth will commence prior to his eligible retirement age over a 10-year vesting period due to death or disability.

See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on pages 24 and 25.

Employment Contracts

The Company has entered into Employment Agreements with Messrs. Cleveland, Rodino and Nemeth, pursuant to which they agreed to serve as executive officers of the Company. Mr. Blosser does not have an employment agreement. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination with or without cause, death, disability or retirement, shall not result in any obligation of the Company to make payments.

Potential Payments Upon Termination or Change in Control

We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements at December 31, 2015 for our NEOs in the event they are terminated without cause or upon change in control. In addition to reasonable severance benefits, our NEOs, other executives, and general employees who have received long-term incentive awards (in the form of restricted stock grants, PSUs, stock options and SARS) are immediately vested in all restricted incentive awards granted and the target long-term cash award as defined in the terms and conditions of the LTI grant.

Name	Severance Benefits Upon Termination Without Cause or Upon Change in Control (1)	Non-Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Jeffrey M. Rodino	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	1 Year	1 Year
Courtney A. Blosser	N/A	-	-

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Based on the employment and compensation arrangements in effect as of December 31, 2015 and assuming a hypothetical termination date of December 31, 2015, including the price of the Company’s common stock on that date, the benefits upon termination without cause or a change in control for our NEOs would have been as follows in the table below. Per the NEOs’ employment agreements, there are no benefits payable to the NEOs for involuntary termination due to death or disability except that all unvested stock awards will be accelerated upon the NEO’s death or disability.

Name / Benefit	Change in Control, Involuntary/ Voluntary Termination, Involuntary Termination Without Cause
Todd M. Cleveland
Base salary	$550,000
Acceleration of long-term incentives (1)	8,386,584
Acceleration of stock options/SARs exercise (2)	4,379,675
Total benefits	$13,316,259
Jeffrey M. Rodino
Base salary	$275,000
Acceleration of long-term incentives (1)	1,598,148
Acceleration of long-term performance stock units (3)	765,644
Total benefits	$2,638,792
Andy L. Nemeth
Base salary	$265,000
Acceleration of long-term incentives (1)	1,480,481
Acceleration of long-term performance stock units (3)	765,644
Total benefits	$2,511,125
Courtney A. Blosser
Base salary	$-
Acceleration of long-term incentives (1)	769,472
Acceleration of long-term performance stock units (3)	382,757
Total benefits	$1,152,229

(1)

Represents the market value of unearned shares or units of restricted stock that have not vested based on a market price of $43.50 per share, which was the NASDAQ Stock Market closing price on December 31, 2015.

(2)

Represents the market value of unexercisable stock options and SARs that have not vested based on the difference between the market price of $43.50 per share, which was the NASDAQ Stock Market closing price on December 31, 2015, and the option or SARs exercise price.

(3)

Represents the market value of unearned PSUs that have not vested based on a market price of $43.50 per share, which was the NASDAQ Stock Market closing price on December 31, 2015. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the PSUs vest. See “Supplemental Long-Term Incentive Grant for NEOs” on page 24.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Walter E. Wells (Chairman)

John A. Forbes

Michael A. Kitson

M. Scott Welch

RELATED PARTY TRANSACTIONS

We have entered into certain transactions with Tontine, which as of March 28, 2016, owned 8.5% of our common stock outstanding and is a related party as such term is defined under Item 404(a) of Regulation S-K. On April 10, 2007, in connection with the financing of the Adorn acquisition, we entered into the 2007 Securities Purchase Agreement with Tontine that provided, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board. Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director in March 2013. Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above. In 2015, the Company repurchased 150,000 shares of its common stock from Tontine in a privately negotiated transaction, for a total cost of $4.4 million.

In addition, we have entered into transactions with companies affiliated with two of our independent Board members. In 2015, the Company purchased approximately $0.2 million of corrugated packaging materials from Welch Packaging Group (“Welch”), an independently owned company established by M. Scott Welch. Mr. Welch also serves as the President and CEO of Welch. Also in 2015, we sold approximately $0.4 million of various fiberglass and plastic components and wood products to Utilimaster Corporation, a subsidiary of Spartan Motors, Inc. John A. Forbes serves as the President of Utilimaster.

Review, Approval or Ratification of Transactions with Related Persons

We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. A related party transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The related party transactions with Tontine and with companies affiliated with two of the Company’s board members described above were approved by the Board consistent with these procedures.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2015 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Andy L. Nemeth-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2015 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

/s/ Andy L. Nemeth

Andy L. Nemeth Secretary

April 26, 2016

PATRICK INDUSTRIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2016.

Vote by Internet

- Go to **www.investorvote.com/PATK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - Joseph M. Cerulli	☐	☐	02 - Todd M. Cleveland	☐	☐	03 - John A. Forbes	☐	☐
04 - Paul E. Hassler	☐	☐	05 - Michael A. Kitson	☐	☐	06 - Andy L. Nemeth	☐	☐
07 - M. Scott Welch	☐	☐	08 - Walter E. Wells	☐	☐			

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02BOYC

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PATRICK INDUSTRIES, INC.

+

Proxy — PATRICK INDUSTRIES, INC.

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, and each of them, as the undersigned's proxies, each with full power of substitution, to represent and to vote, as designated on the reverse, all of the undersigned's Common Stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held at 10:00 AM (EDT) on Wednesday, May 18, 2016, at the Company's Corporate Office, 107 West Franklin Street, Elkhart, Indiana 46515, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholders. If this proxy is properly executed but no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side for the Board of Directors, and "FOR" Proposals 2 and 3.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU <u>MUST</u> COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +